Exhibit 4.1

CERTIFICATE OF DESIGNATION OF THE RELATIVE RIGHTS AND PREFERENCES
OF THE
SERIES B CONVERTIBLE PREFERRED STOCK
OF
WUHAN GENERAL GROUP (CHINA), INC.

The undersigned, the Chief Executive Officer of Wuhan General Group (China), Inc., a Nevada corporation (the “Company”), in accordance with the provisions of the Nevada Revised Statutes, does hereby certify that, pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Company, the following resolution creating a series of preferred stock, designated as Series B Convertible Preferred Stock, was duly adopted on September 4, 2008, as follows:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company by provisions of the Articles of Incorporation of the Company (the “Articles of Incorporation”), there hereby is created out of the shares of the Company’s preferred stock, par value $0.0001 per share, of the Company authorized in Article IV of the Articles of Incorporation (the “Preferred Stock”), a series of Preferred Stock of the Company, to be named “Series B Convertible Preferred Stock,” consisting of Nine Million Three Hundred Fifty-Eight Thousand Three Hundred Seventy (9,358,370) shares, which series shall have the following designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions:

1. Designation and Rank. The designation of such series of the Preferred Stock shall be the Series B Convertible Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”). The maximum number of shares of Series B Preferred Stock shall be Nine Million Three Hundred Fifty-Eight Thousand Three Hundred Seventy (9,358,370) shares. The Series B Preferred Stock shall rank senior to the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and to all other classes and series of equity securities of the Company which by their terms do not rank senior to the Series B Preferred Stock (“Junior Stock”). The Series B Preferred Stock shall be subordinate to and rank junior to (i) the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), and to all other classes and series of equity securities of the Company which by their terms rank senior to the Series B Preferred Stock (“Senior Stock”) and (ii) all indebtedness of the Company now or hereafter outstanding.

2. Dividends.

(a) Except as provided in Section 2(b), the holders of Series B Preferred Stock shall not be entitled to receive any dividends.

(b) If the Company shall at any time or from time to time after the initial issuance of the Series B Preferred Stock (the “Issuance Date”) make or issue to holders of Common Stock a dividend or other distribution payable in securities of the Company (including Common Stock), each outstanding share of Series B Preferred Stock will be entitled to receive a dividend equal to the Conversion Rate multiplied by the amount paid in respect of one share of Common Stock. Any dividend payable on the Series B Preferred Stock will have the same record and payment dates and terms as the dividend payable on the Common Stock.

3. Voting Rights.

(a) Class Voting Rights. The Series B Preferred Stock shall have the following class voting rights (in addition to the voting rights set forth in Section 3(b) hereof). So long as any shares of the Series B Preferred Stock remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least seventy-five percent (75%) of the shares of the Series B Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series B Preferred Stock vote separately as a class: (i) amend, alter or repeal the provisions of the Series B Preferred Stock, whether by merger, consolidation or otherwise, so as to adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock; provided, however, that any creation and issuance of another series of Senior Stock or Junior Stock shall not be deemed to adversely affect such rights, preferences, privileges or voting powers; or (ii) amend the Articles of Incorporation or By-Laws of the Company so as to affect materially and adversely any right, preference, privilege or voting power of the Series B Preferred Stock; provided, however, that any creation and issuance of another series of Senior Stock or Junior Stock shall not be deemed to adversely affect such rights, preferences, privileges or voting powers.

(b) General Voting Rights. Except with respect to transactions upon which the Series B Preferred Stock shall be entitled to vote separately as a class pursuant to Section 3(a) above and except as otherwise required by Nevada law, the Series B Preferred Stock shall have no voting rights. The Common Stock into which the Series B Preferred Stock is convertible shall, upon issuance, have all of the same voting rights as other issued and outstanding Common Stock of the Company, and none of the rights of the Preferred Stock.

4. Liquidation Preference.

(a) In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders, an amount equal to $0.0001 per share (the “Liquidation Preference Amount”) of the Series B Preferred Stock before any payment shall be made or any assets distributed to the holders of the Common Stock or any other Junior Stock. If the assets of the Company are not sufficient to pay in full the Liquidation Preference Amount payable to the holders of outstanding shares of the Series B Preferred Stock or any other class of stock ranking pari passu, as to rights on liquidation, dissolution or winding up, with the Series B Preferred Stock, then all of said assets will be distributed among the holders of the Series B Preferred Stock and the other classes of stock ranking pari passu with the Series B Preferred Stock, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The liquidation payment with respect to each outstanding fractional share of Series B Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series B Preferred Stock. All payments for which this Section 4(a) provides shall be in cash, property (valued at its fair market value as determined by an independent appraiser reasonably acceptable to the holders of a majority of the Series B Preferred Stock) or a combination thereof; provided, however, that no cash shall be paid to holders of Junior Stock unless each holder of the outstanding shares of Series B Preferred Stock has been paid in cash the full Liquidation Preference Amount to which such holder is entitled as provided herein. After payment of the full Liquidation Preference Amount to which each holder is entitled, such holders of shares of Series B Preferred Stock will not be entitled to any further participation as such in any distribution of the assets of the Company.

(b) A consolidation or merger of the Company with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Company, or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting shares of the Company is disposed of or conveyed, shall not be deemed to be a liquidation, dissolution, or winding up within the meaning of this Section 4. In the event of the merger or consolidation of the Company with or into another corporation, the Series B Preferred Stock shall maintain its relative powers, designations and preferences provided for herein and no merger shall result which is inconsistent therewith.

(c) Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, no less than forty-five (45) days prior to the payment date stated therein, to the holders of record of the Series B Preferred Stock at their respective addresses as the same shall appear on the books of the Company.

5. Conversion. Each holder of Series B Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

(a) Right to Convert. At any time on or after the Issuance Date, each holder of shares of Series B Preferred Stock may, at such holder’s option, subject to the limitations set forth in Section 7 herein, elect to convert (a “Conversion”) all or any portion of the shares of Series B Preferred Stock held by such person. Upon a Conversion, each share of Series B Preferred Stock that a holder elects to convert shall be converted into a number of fully paid and nonassessable shares of Common Stock equal to the quotient of (i) the Liquidation Preference Amount divided by (ii) the Conversion Price (as defined in Section 5(c) below) then in effect as of the date of the delivery by such holder of its notice of election to convert (the “Conversion Rate”). In the event of a liquidation, dissolution or winding up of the Company, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series B Preferred Stock.

(b) Mechanics of Conversion. The Conversion of Series B Preferred Stock shall be conducted in the following manner:

(i) Holder’s Delivery Requirements. To convert Series B Preferred Stock into full shares of Common Stock on any date (the “Conversion Date”), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”), to the Company at (86) 027 5970 0010, Attention: Chief Executive Officer and to the Company’s legal counsel at (404) 962-6755, and (B) surrender to a common carrier for delivery to the Company as soon as practicable following such Conversion Date the original certificate(s) representing the shares of Series B Preferred Stock being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the “Preferred Stock Certificate(s)”) and the originally executed Conversion Notice.

(ii) Company’s Response. Upon receipt by the Company of a facsimile copy of a Conversion Notice, the Company shall immediately send, via facsimile or e-mail, a confirmation of receipt of such Conversion Notice to such holder. Upon receipt by the Company of the Preferred Stock Certificate(s) and the fully executed Conversion Notice (the “Conversion Documents”), the Company or its designated transfer agent (the “Transfer Agent”), as applicable, shall, within three (3) trading days following the date of receipt by the Company of the fully executed Conversion Documents, issue and deliver to the Depository Trust Company (“DTC”) account on the Holder’s behalf via the Deposit Withdrawal Agent Commission System (“DWAC”) as specified in the Conversion Notice, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled. Notwithstanding the foregoing to the contrary, the Company or its Transfer Agent shall only be obligated to issue and deliver the shares to the DTC on a holder’s behalf via DWAC if a registration statement providing for the resale of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock is effective. If the number of shares of Preferred Stock represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of shares of Series B Preferred Stock being converted, then the Company shall, as soon as practicable and in no event later than three (3) business days after receipt of the Preferred Stock Certificate(s) and at the Company’s expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of shares of Series B Preferred Stock not converted.

(iii) Dispute Resolution. In the case of a dispute as to the arithmetic calculation of the number of shares of Common Stock to be issued upon conversion, the Company shall cause its Transfer Agent to promptly issue to the holder the number of shares of Common Stock that is not disputed and shall submit the arithmetic calculations to the holder via facsimile or e-mail as soon as possible, but in no event later than two (2) business days after receipt of such holder’s Conversion Notice. If such holder and the Company are unable to agree upon the arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion within one (1) business day of such disputed arithmetic calculation being submitted to the holder, then the Company shall within one (1) business day submit via facsimile or e-mail the disputed arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion to the Company’s independent, outside accountant. The Company shall cause the accountant to perform the calculations and notify the Company and the holder of the results no later than seventy-two (72) hours from the time it receives the disputed calculations. Such accountant’s calculation shall be binding upon all parties absent manifest error. The reasonable expenses of such accountant in making such determination shall be paid by the Company, in the event the holder’s calculation was correct, or by the holder, in the event the Company’s calculation was correct, or equally by the Company and the holder in the event that neither the Company’s or the holder’s calculation was correct. The period of time in which the Company is required to effect conversions under this Certificate of Designation shall be tolled with respect to the subject conversion pending resolution of any dispute by the Company made in good faith and in accordance with this Section 5(b)(iii).

(iv) Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Series B Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(v) Company’s Failure to Timely Convert. If within three (3) business days of the Company’s receipt of the Conversion Documents (the “Delivery Date”) the Transfer Agent shall fail to issue and deliver to a holder the number of shares of Common Stock to which such holder is entitled upon such holder’s conversion of the Series B Preferred Stock (a “Conversion Failure”), the Company shall pay additional damages to such holder on each business day after such third (3rd) business day that such conversion is not timely effected in an amount equal to the lesser of (i) $1,000 per day or (ii) 0.5% of the product of (A) the number of shares of Common Stock not issued to the holder on a timely basis pursuant to Section 5(b)(ii) and to which such holder is entitled and (B) the Closing Price of the Common Stock on the last possible date which the Company could have issued such Common Stock to such holder without violating Section 5(b)(ii). If the Company fails to pay the additional damages set forth in this Section 5(b)(v) within five (5) business days of the date incurred, then such payment shall bear interest at the rate of 2.0% per month (pro rated for partial months) until such payments are made. The term “Closing Price” shall mean as of any date the last closing price of the Common Stock on the NASDAQ Capital Market, other principal exchange on which the Common Stock is then traded or, if not traded on an exchange, the OTC Bulletin Board, as reported by Bloomberg, or, if no closing price is reported for the Common Stock by Bloomberg, the last closing trade price of the Common Stock as reported by Bloomberg, or, if no last closing trade price is reported for the Common Stock by Bloomberg, the average of the bid prices of any market makers for the Common Stock as reported in the “pink sheets” by the National Quotation Bureau, Inc. If the Closing Price cannot be calculated for the Common Stock on such date on any of the foregoing bases, the Closing Price of the Common Stock on such date shall be the fair market value as mutually determined by the Company and the holders of a majority of the outstanding shares of Series B Preferred Stock.

(c) Conversion Price. The term “Conversion Price” shall mean $0.0001, subject to adjustment under Section 5(d) hereof. Notwithstanding any adjustment hereunder, at no time shall the Conversion Price be greater than $0.0001 per share except if it is adjusted pursuant to Section 5(d)(i).

(d) Adjustments of Conversion Price.

(i) Adjustments for Stock Splits and Combinations. If the Company shall at any time or from time to time after the filing of this Certificate of Designation, effect a stock split of the outstanding Common Stock, the Conversion Price shall be proportionately decreased. If the Company shall at any time or from time to time after the filing of this Certificate of Designation, combine the outstanding shares of Common Stock, the Conversion Price shall be proportionately increased. Any adjustments under this Section 5(d)(i) shall be effective at the close of business on the date the stock split or combination becomes effective.

(ii) Adjustments for Reclassification, Exchange or Substitution. If the Common Stock issuable upon conversion of the Series B Preferred Stock at any time or from time to time after the filing of this Certificate of Designation shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares provided for in Section 5(d)(i), or a reorganization, merger, consolidation, or sale of assets provided for in Section 5(d)(iii)), then, and in each event, an appropriate revision to the Conversion Price shall be made and provisions shall be made (by adjustments of the Conversion Price or otherwise) so that the holder of each share of Series B Preferred Stock shall have the right thereafter to convert such share of Series B Preferred Stock into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such share of Series B Preferred Stock might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(iii) Adjustments for Reorganization, Merger, Consolidation or Sales of Assets. If at any time or from time to time after the filing of this Certificate of Designation there shall be a capital reorganization of the Company (other than by way of a stock split or combination of shares provided for in Section 5(d)(i), or a reclassification, exchange or substitution of shares provided for in Section 5(d)(ii)), or a merger or consolidation of the Company with or into another corporation where the holders of the Company’s outstanding voting securities prior to such merger or consolidation do not own over 50% of the outstanding voting securities of the merged or consolidated entity, immediately after such merger or consolidation, or the sale of all or substantially all of the Company’s properties or assets to any other person (an “Organic Change”), then as a part of such Organic Change an appropriate revision to the Conversion Price shall be made if necessary and provision shall be made if necessary (by adjustments of the Conversion Price or otherwise) so that the holder of each share of Series B Preferred Stock shall have the right thereafter to convert such share of Series B Preferred Stock into the kind and amount of shares of stock and other securities or property of the Company or any successor corporation resulting from the Organic Change. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5(d)(iii) with respect to the rights of the holders of the Series B Preferred Stock after the Organic Change to the end that the provisions of this Section 5(d)(iii) (including any adjustment in the Conversion Price then in effect and the number of shares of stock or other securities deliverable upon conversion of the Series B Preferred Stock) shall be applied after that event in as nearly an equivalent manner as may be practicable.

(e) No Impairment. The Company shall not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B Preferred Stock against impairment. In the event a holder shall elect to convert any shares of Series B Preferred Stock as provided herein, the Company cannot refuse conversion based on any claim that such holder or any one associated or affiliated with such holder has been engaged in any violation of law, unless (i) an order from the Securities and Exchange Commission prohibiting such conversion or (ii) an injunction from a court, on notice, restraining and/or adjoining conversion of all or of said shares of Series B Preferred Stock shall have been issued.

(f) Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Price or number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such Series B Preferred Stock a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon written request of the holder of such affected Series B Preferred Stock, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of a share of such Series B Preferred Stock. Notwithstanding the foregoing, the Company shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent of such adjusted amount.

(g) Issue Taxes. The Company shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series B Preferred Stock pursuant hereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(h) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or three (3) business days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the holder of record at its address appearing on the books of the Company. The Company will give written notice to each holder of Series B Preferred Stock at least twenty (20) days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Organic Change, dissolution, liquidation or winding-up and in no event shall such notice be provided to such holder prior to such information being made known to the public. The Company will also give written notice to each holder of Series B Preferred Stock at least twenty (20) days prior to the date on which any Organic Change, dissolution, liquidation or winding-up will take place and in no event shall such notice be provided to such holder prior to such information being made known to the public.

(i) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall round the number of shares to be issued upon conversion up to the nearest whole number of shares.

(j) Reservation of Common Stock. The Company shall, so long as any shares of Series B Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series B Preferred Stock, such number of shares of Common Stock equal to at least one hundred fifty percent (150%) of the aggregate number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the shares of Series B Preferred Stock then outstanding. The initial number of shares of Common Stock reserved for conversions of the Series B Preferred Stock and any increase in the number of shares so reserved shall be allocated pro rata among the holders of the Series B Preferred Stock based on the number of shares of Series B Preferred Stock held by each holder of record at the time of issuance of the Series B Preferred Stock or increase in the number of reserved shares, as the case may be. In the event a holder shall sell or otherwise transfer any of such holder’s shares of Series B Preferred Stock, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and which remain allocated to any person or entity which does not hold any shares of Series B Preferred Stock shall be allocated to the remaining holders of Series B Preferred Stock, pro rata based on the number of shares of Series B Preferred Stock then held by such holder.

(k) Retirement of Series B Preferred Stock; Delivery of Remainder Certificate. Conversion of Series B Preferred Stock shall be deemed to have been effected on the Conversion Date. Upon conversion of only a portion of the number of shares of Series B Preferred Stock represented by a certificate surrendered for conversion, the Company shall issue and deliver to such holder at the expense of the Company, a new certificate covering the number of shares of Series B Preferred Stock representing the unconverted portion of the certificate so surrendered as required by Section 5(b)(ii).

(l) Regulatory Compliance. If any shares of Common Stock to be reserved for the purpose of conversion of Series B Preferred Stock require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Company shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

6. No Preemptive Rights. Except as provided in Section 5 hereof, no holder of the Series B Preferred Stock shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

7. Conversion Restriction. Notwithstanding anything to the contrary set forth in Section 5 of this Certificate of Designation, at no time may a holder of shares of Series B Preferred Stock convert shares of the Series B Preferred Stock if the number of shares of Common Stock to be issued pursuant to such conversion would cause the number of shares of Common Stock owned by such holder at such time to exceed, when aggregated with all other shares of Common Stock owned by such holder and its affiliates at such time, the number of shares of Common Stock which would result in such holder, its affiliates or any other persons whose beneficial ownership of Common Stock would be aggregated with or include such holder’s for purposes of Section 13(d) and Section 16 of the Exchange Act, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 9.9% of the then issued and outstanding shares of Common Stock; provided, however, that upon a holder of Series B Preferred Stock providing the Company with sixty-one (61) days notice (pursuant to Section 5(h) hereof) (the “Waiver Notice”) that such holder would like to waive Section 7 of this Certificate of Designation with regard to any or all shares of Common Stock issuable upon conversion of Series B Preferred Stock, this Section 7 shall be of no force or effect with regard to those shares of Series B Preferred Stock referenced in the Waiver Notice.

8. Vote to Change the Terms of Preferred Stock. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than seventy-five percent (75%) of the then outstanding shares of Series B Preferred Stock (in addition to any other corporate approvals then required to effect such action), shall be required for any change to this Certificate of Designation or the Company’s Articles of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series B Preferred Stock.

9. Lost or Stolen Certificates. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series B Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, that the Company shall not be obligated to re-issue Preferred Stock Certificates if the holder contemporaneously requests the Company to convert such shares of Series B Preferred Stock into Common Stock.

10. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Series B Preferred Stock and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Series B Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

11. Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein. This Certificate of Designation shall be deemed to be jointly drafted by the Company and all initial holders of the Series B Preferred Stock and shall not be construed against any person as the drafter hereof.

12. Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Series B Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true this 4th day of September, 2008.

WUHAN GENERAL GROUP (CHINA), INC.

By:	/s/ Xu Jie
Name: Xu Jie Title: President and Chief Executive Officer

EXHIBIT I

WUHAN GENERAL GROUP (CHINA), INC.
CONVERSION NOTICE

Reference is made to the Certificate of Designation of the Relative Rights and Preferences of the Series A Preferred Stock of Wuhan General Group (China), Inc. (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series A Preferred Stock, par value $0.0001 per share (the “Preferred Shares”), of Wuhan General Group (China), Inc., a Nevada corporation (the “Company”), indicated below into shares of Common Stock, par value $0.0001 per share (the “Common Stock”), of the Company, by tendering the stock certificate(s) representing the share(s) of Preferred Shares specified below as of the date specified below.

Name:

Date:

Number of Preferred Shares to be converted:

Stock certificate no(s). of Preferred Shares to be converted:

Number of shares of Common Stock to be issued:

Tax Identification Number:

If requesting electronic delivery of unrestricted Common Stock, DTC account information:

If certificated shares are be to delivered, address and delivery instructions:

By:
Name: Title:

Date: